Exhibit 99.2

COMMONWEALTH ELECTRIC COMPANY

CONSOLIDATED

FINANCIAL STATEMENTS

FOR THE PERIOD ENDED

September 30, 2006 and 2005

Commonwealth Electric Company

Index to Unaudited Consolidated Financial Statements

September 30, 2006

 Commonwealth Electric Company

Consolidated Statements of Income

(Unaudited)

(in thousands)	Nine months ended
	September 30,
	2006	2005

Operating revenues	$390,569	$387,356

Operating expenses:
Purchased power	191,077	181,200
Operations and maintenance	56,067	58,775
Demand side management programs	9,810	10,010
Depreciation and amortization	65,741	55,249
Taxes:
Income	17,183	23,721
Local property	3,992	3,899
Payroll and other	1,992	1,967
Total operating expenses	345,862	334,821

Operating income	44,707	52,535

Other income, net	832	752

Income before interest charges	45,539	53,287

Interest charges:
Long-term debt	5,888	6,982
Transition property securitization	11,119	9,446
Short-term and other (income)	(105)	457
Allowance for borrowed funds used during
construction (AFUDC)	(223)	(182)
Total interest charges	16,679	16,703

Net Income	$28,860	$36,584

Per share data is not relevant because Commonwealth Electric Company's common stock is wholly owned by NSTAR.

The accompanying notes are an integral part of the consolidated financial statements.

Commonwealth Electric Company

Consolidated Balance Sheets

(Unaudited)

(in thousands)	September 30,	December 31,
	2006	2005
Assets

Property, plant and equipment, at original cost	$834,413	$797,819
Less - Accumulated depreciation	242,913	231,947
	591,500	565,872
Add - Construction work in progress	11,132	8,465
Net property, plant and equipment	602,632	574,337

Equity and other investments	64	37
Restricted cash	2,045	2,045

Current assets:
Cash	1,839	2,173
Accounts receivable, net of allowances of $3,300 and $3,705, respectively	49,467	41,100
Unbilled revenues	10,486	13,426
Inventory, at average cost	7,337	7,483
Income taxes	-	31,022
Deferred tax asset	-	387
Regulatory assets	84,903	107,334
Other	93	88
Total current assets	154,125	203,013

Deferred debits:
Regulatory assets - other	289,844	312,122
Regulatory assets - power contracts	151,379	158,778
Regulatory asset - goodwill	107,826	110,360
Other	76,514	77,483
Total deferred debits	625,563	658,743

Refundable income taxes	22,996	-

Total assets	$1,407,425	$1,438,175

The accompanying notes are an integral part of the consolidated financial statements.

Commonwealth Electric Company

Consolidated Balance Sheets

(Unaudited)

(in thousands)	September 30,	December 31,
	2006	2005
Capitalization and Liabilities

Common equity
Common stock, $25 par value
Authorized and outstanding -
2,043,972 shares, wholly owned by NSTAR	$51,099	$51,099
Amounts paid in excess of par value	212,310	212,310
Retained earnings	105,076	92,216
Total common equity	368,485	355,625
Long-term debt, less current sinking fund requirements and
current maturities	-	77,744
Transition property securitization, less current maturities	282,543	332,542
Total capitalization	651,028	765,911

Current liabilities:
Notes payable to banks	5,500	-
Advances from affiliates	4,500	-
Long-term debt	79,173	2,481
Transition property securitization	41,618	31,990
	130,791	34,471

Other current liabilities:
Accounts payable:
Affiliates	40,825	47,559
Customers	32,483	28,384
Accrued interest	1,658	1,830
Power contracts	36,638	39,682
Income taxes	9,544	-
Other	11,153	6,898
	132,301	124,353
Total current liabilities	263,092	158,824

Deferred credits:
Accumulated deferred income taxes and unamortized investment tax credits	260,010	267,914
Power contracts	147,779	161,783
Regulatory liability - cost of removal	57,788	55,840
Other	27,728	27,903
Total deferred credits	493,305	513,440

Commitments and contingencies

Total capitalization and liabilities	$1,407,425	$1,438,175

The accompanying notes are an integral part of the consolidated financial statements.

        Commonwealth Electric Company

Consolidated Statements of Retained Earnings

(Unaudited)

(in thousands)	Nine months ended
	September 30,
	2006	2005

Balance at the beginning of the period	$92,216	$69,044
Add (Deduct):
Net income	28,860	36,584
Dividend	(16,000)	(12,000)
Balance at end of the period	$105,076	$93,628

The accompanying notes are an integral part of the consolidated financial statements.

Commonwealth Electric Company

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Nine Months Ended September 30,
	2006	2005
Operating Activities
Net income	$28,860	$36,584
Effects of non-cash items:
Depreciation and amortization	65,742	55,249
Deferred income taxes	(23,178)	85,391
Changes in working capital	56,504	(107,590)
Effect of purchase power contract buyouts	(25,548)	(271,722)
All other operating items, net	(7,973)	40,639

Net cash provided by (used in) operating activities	94,407	(161,449)

Investing Activities
Additions to property, plant and equipment (including AFUDC)	(47,317)	(31,596)
Increase in restricted cash	-	(2,045)
Net cash used in investing activities	(47,317)	(33,641)

Financing Activities
Issuance of transition property securitization	-	409,000
Transition property securitization payments	(40,372)	(29,039)
Debt issue costs	-	(4,032)
Proceeds from (payments to) affiliates	4,500	(4,700)
Changes in short-term borrowings	5,500	(12,200)
Payments of dividends	(16,000)	(12,000)
Retirement of long-term debt	-	(150,000)
Retirement of long-term debt through sinking funds	(1,052)	(1,053)

Net cash (used in) provided by financing activities	(47,424)	195,976

Net (decrease) increase in cash	(334)	886
Cash at beginning of period	2,173	1,693
Cash at end of period	$1,839	$2,579

Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for:
Interest (net of capitalized amounts)	$19,229	$16,924

Income taxes	$5,524	$34

  The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying Notes should be read in conjunction with the Notes to Consolidated Financial Statements included in Commonwealth Electric Company's 2005 Audited Financial Statements.

Note A.  Business Organization and Summary of Significant Accounting Policies

(1) The Company

Commonwealth Electric Company (ComElectric or the Company) is a regulated utility company incorporated in 1850 under Massachusetts law and is a wholly owned subsidiary of NSTAR.  NSTAR is a holding company engaged through its subsidiaries in the energy delivery business serving approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and approximately 300,000 natural gas distribution customers in 51 communities.  NSTAR's retail utility subsidiaries are Boston Edison Company (Boston Edison), ComElectric, Cambridge Electric Light Company (Cambridge Electric) and NSTAR Gas Company (NSTAR Gas).  Its wholesale electric subsidiary is Canal Electric Company (Canal Electric).  NSTAR's three retail electric companies collectively operate as "NSTAR Electric."  NSTAR has a service company that provides management and support services to substantially all NSTAR subsidiaries - NSTAR Electric & Gas Corporation (NSTAR Electric & Gas).

(2) Planned Electric Affiliate Merger and Assets Transfer

NSTAR's rate Settlement Agreement of December 30, 2005 approved by the Massachusetts Department of Telecommunications and Energy (MDTE) anticipates the transfer of the net assets, structured as a merger, of NSTAR's subsidiary companies of Cambridge Electric, ComElectric and Canal Electric to Boston Edison.  The transfer of net assets is contingent upon obtaining final approval from the MDTE and the Federal Energy Regulatory Commission (FERC).  If ultimately approved, Boston Edison will be renamed "NSTAR Electric Company."  NSTAR began the approval process and filed a specific merger plan to provide for the net asset transfer with the MDTE and the FERC on May 26, 2006.  In a November 8, 2006 Order, the MDTE granted final approval of the merger and the Company anticipates a separate FERC order in the fourth quarter of 2006.  On October 20, 2006, the FERC conditionally approved the merger.  NSTAR is reviewing the effect this approval may have on its transmission tariffs and has filed a request for clarification with the FERC, requesting a response from the FERC prior to the end of November.  It is further anticipated that the merger will be executed in January 2007.  Upon completion of the merger, ComElectric will be dissolved.

The Company's operations involve the distribution and sale of electricity to an average of approximately 362,500 retail customers in 40 communities located in southeastern Massachusetts, including Cape Cod and the island of Martha's Vineyard, having an approximate year-round population of 625,000 and a large influx of summer residents.

ComElectric's wholly owned special purpose subsidiary CEC Funding, LLC (CEC Funding) was established to facilitate the sale, on March 1, 2005, of $409 million of electric rate reduction certificates at a public offering.  The certificates of this special-purpose subsidiary are secured by a portion of the transition charge assessed on ComElectric's retail customers as permitted by the 1997 Massachusetts Electric Restructuring Act (Restructuring Act) and authorized by the MDTE.  These certificates are non-recourse to ComElectric.

Management, engineering, finance, accounting and support services are provided to the operating subsidiaries of NSTAR by employees of NSTAR Electric & Gas.  As of September 30, 2006, approximately 70% of NSTAR Electric & Gas employees are represented by two units covered by separate collective bargaining contracts.  NSTAR's labor contract with Local 369 of the Utility Workers Union of America, AFL-CIO, which represents approximately 60% of employees, expires on June 1, 2009.  An additional 8% of employees that support NSTAR's gas operations, represented by Local 12004 United Steelworkers of America, recently agreed upon a new four-year contract expiring March 31, 2010.

(3) Basis of Presentation and Accounting

The financial information presented as of September 30, 2006 and for the nine-month periods ended September 30, 2006 and 2005 have been prepared from ComElectric's books and records without audit by an independent registered public accounting firm.  Financial information as of December 31, 2005 was derived from the audited consolidated financial statements of ComElectric and its wholly owned subsidiary CEC Funding, but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP).  In the opinion of ComElectric's management, all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial information for the periods indicated have been included.

ComElectric is subject to the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71).  The application of SFAS 71 results in differences in the timing of recognition of certain expenses from those of other businesses and industries.  The distribution and transmission businesses remain subject to rate-regulation and continue to meet the criteria for application of SFAS 71.

The preparation of financial statements in conformity with GAAP requires management of ComElectric to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

The results of operations for the nine-month periods ended September 30, 2006 and 2005 are not indicative of the results that may be expected for an entire year.  The demand for electricity is primarily affected by weather conditions and the Company's customers' conservation measures caused by increases in global energy costs.  Electric energy sales and revenues are typically higher in the winter and summer months than in the spring and fall months, as sales tend to vary with weather conditions.

Note B.  New Accounting Standards

On September 29, 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" (SFAS 158).  This standard amends SFAS Nos. 87, 88, 106 and 132(R).  SFAS 158 requires an employer with a defined benefit plan or other postretirement plan to recognize an asset or liability on its balance sheet for the overfunded or underfunded status of the plan as defined by SFAS 158.  The pension asset or liability is the difference between the fair value of the pension plan's assets and the projected benefit obligation as of year end.  For other postretirement benefit plans, the asset or liability is the difference between the fair value of the plan's assets and the accumulated postretirement benefit obligation as of year end.  ComElectric does not sponsor a separate pension plan.  The NSTAR pension plan is sponsored by Boston Edison, an affiliate of ComElectric.  As a result, the financial status the plan cannot be presented separately for the Company since ComElectric participates in the Plan with other subsidiaries of NSTAR.  Therefore, SFAS 158 will not have a material impact on its results of operations or financial position.

On July 14, 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," an Interpretation of SFAS No. 109, "Accounting for Income Taxes."  FIN 48 intended to address inconsistencies among entities with the measurement and recognition in accounting for income tax deductions for financial statement purposes.  Specifically, FIN 48 addresses the timing of the recognition of income tax benefits.  FIN 48 requires the financial statement recognition of an income tax benefit when the company determines that it is more-likely-than-not that the tax position will be sustained.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  Upon adoption of FIN 48, the cumulative effect shall be reported as an adjustment to the opening balance of retained earnings for that fiscal year.

ComElectric will adopt FIN 48 effective January 1, 2007.  ComElectric is currently assessing the impact FIN 48 would have on its results of operations and financial position.

Note C.  Cost of Removal

For ComElectric, the ultimate cost to remove utility plant from service (cost of removal) is recognized as a component of depreciation expense in accordance with approved regulatory treatment.  As of September 30, 2006 and December 31, 2005, the estimated amount of the cost of removal included in regulatory liabilities was approximately $58 million and $55 million, respectively, based on the cost of removal component in current depreciation rates.

Note D.  Rate and Regulatory Matters

1.  Rate Structure

On December 30, 2005, the MDTE approved a seven-year rate Settlement Agreement between the Attorney General of Massachusetts (AG), NSTAR and several intervenors.  The Settlement Agreement required NSTAR Electric to lower its transition rates by $20 million from what would otherwise have been billed in 2006, and then any change in distribution rates will be offset by an equal and opposite change in the transition rates, through 2012.

Major components of the agreement include:

-

A reduction in annual transition rates of $20 million effective January 1, 2006 and on May 1, 2006, and a distribution rate increase of $30 million with a corresponding reduction in transition charges.  Uncollected transition charges as a result of the reductions in transition rates are being deferred and collected through future rates with carrying charges at a rate of 10.88%.

-

The implementation of a Simplified Incentive Plan (SIP) for NSTAR Electric beginning January 1, 2007.  The SIP will result in annual inflation-adjusted distribution rate increases that may be offset by a decrease in transaction charge prices through 2012.

-

A 50% / 50% earnings sharing mechanism based on NSTAR Electric's aggregate return on equity should it exceed 12.5% or fall below 8.5%.  Should the return on equity fall below 7.5%, NSTAR Electric may file a request for a general rate increase.

-	NSTAR Electric will be permitted to collect certain safety and reliability costs through distribution rates.
-

Preliminary Agreement with respect to certain terms of a merger of Cambridge Electric, ComElectric and Canal Electric into Boston Edison; the merger will require approval by the MDTE.  NSTAR filed a specific plan on May 26, 2006 with the MDTE.  In a November 8, 2006 Order, the MDTE granted final approval of the merger and the Company anticipates a separate FERC order in the fourth quarter of 2006.

-

A sharing of costs and benefits resulting from NSTAR Electric's efforts to mitigate wholesale electric market inefficiencies.  This incentive mechanism relates to the recovery of litigation costs associated with NSTAR Electric's efforts to reduce wholesale energy and capacity costs and sharing of customer benefits realized from those efforts with the potential for NSTAR to retain 25% of any resulting savings.  These wholesale programs pertain to NSTAR Electric's efforts after the execution of the Settlement Agreement.

-	The adoption of certain new Service Quality Indicator (SQI) performance incentives and penalties.

On October 31, 2006, the FERC authorized for the participating New England Transmission Owners, including NSTAR Electric, an Return on Equity (ROE) of 10.7% from February 1, 2005 (the Regional Transmission Organization (RTO) effective date) through October 31, 2006, and an ROE of 11.4% going forward.  In addition, the FERC granted a 100 basis point incentive adder for investments made in new transmission facilities, that when combined with the FERC's approved ROEs, provide 11.7% and 12.4% returns for the respective time frames.  Regional Transmission Organization - New England ratepayers will benefit as a result of this order because of the need to enhance the New England transmission grid to alleviate congestion costs and reliability issues.  This FERC order did not have a material impact on ComElectric's consolidated results of operations, financial position or cash flows for the nine-month periods ended September 30, 2006.

2.  Service Quality Indicators

SQI are established performance benchmarks for certain identified measures of service quality relating to customer service and billing performance, safety and reliability and consumer division statistics performance for all Massachusetts utilities.  ComElectric is required to report annually to the MDTE concerning its performance as to each measure and is subject to maximum penalties of up to two percent of total transmission and distribution revenues should performance fail to meet the applicable benchmarks.

ComElectric monitors its service quality continuously to determine its contingent liability, and if it is probable that a liability has been incurred and is estimable, a liability would be accrued.  Annually, ComElectric makes a service quality performance filing with the MDTE.  Any settlement or rate order that would result in a different liability level from what has been accrued would be adjusted in the period that the MDTE issues an order determining the amount of any such liability.

As of September 30, 2006, ComElectric's 2006 performance to date has exceeded the applicable established benchmarks such that no liability has been accrued for 2006.  However, these results may not be indicative of the results that could be expected for the remainder of the year.

In late 2004, the MDTE initiated a proceeding to eventually modify the SQI for all Massachusetts utilities.  Until any modification occurs, the current SQI measures will remain in place.  ComElectric cannot predict the outcome or timing of this proceeding.

The Settlement Agreement approved by the MDTE on December 30, 2005 established an additional performance measure applicable to ComElectric.  The Settlement Agreement establishes, for ComElectric, a performance benchmark relating to poor performing circuits, with a maximum penalty or incentive of up to $500,000.  Since ComElectric's filing of its 2005 Annual Service Quality filing earlier in 2006, the MDTE has issued several sets of discovery questions in this matter.  ComElectric has responded to the MDTE on a timely basis, including providing updates in September 2006 on detailed electric circuit data.  At this time, ComElectric cannot estimate its performance results applicable to the new measure.

Notes E.  Long-Term Debt Redemption

For financial reporting purposes, ComElectric reclassified its entire long-term debt balance of $79.2 million as due within one year on the accompanying Consolidated Balance Sheet at September 30, 2006.  This is a result of NSTAR's proposal to merge its electric subsidiaries, ComElectric, Cambridge Electric and Canal Electric into Boston Edison.  Such action is contingent upon a favorable order from the FERC and the MDTE for approval of this proposed merger.  On October 20, 2006, the FERC conditionally approved the merger, and on November 8, 2006, the MDTE granted final approval of the merger.  If the merger is ultimately approved by the FERC, this debt will be redeemed in January 2007.

Note F.  Commitments and Contingencies

1.  Electric Equity Investments

ComElectric has an equity ownership of 2.5% in Yankee Atomic Electric Company (YAEC).  Periodically, ComElectric obtains estimates from the management of the YAEC on the cost of decommissioning the Yankee Atomic nuclear unit (YA).  This nuclear unit is completely shut down and is currently conducting decommissioning activities.

On October 4, 2006, the U.S. Court of Federal Claims issued judgment in a spent nuclear fuel litigation in the amounts $32.9 million for YA.  ComElectric's portion of the judgment amounted to $0.1 million.  The decision awards YA the above stated damages for spent fuel storage costs that it incurred through 2001.  YA had sought $60.8 million of damages through the same period.  YA continues to evaluate whether it will seek an appeal.

Since it is expected that the U.S. Department of Energy (DOE) will seek an appeal, YA has not recognized the damage awards on its books.  The YA FERC settlement requires that such damage awards, once realized, net of taxes and net of further spent fuel trust funding, be credited to ratepayers, including ComElectric.

The decision, if upheld, establishes the DOE's responsibility for reimbursing YA for their actual costs through 2001 for the construction of the Independent Spent Fuel Storage Installation  (ISFSI).  Although the decision leaves open the question regarding damages in subsequent years, the decision does support future claims for the remaining ISFSI construction costs.  ComElectric cannot predict the ultimate outcome of this decision on appeal.

During the course of carrying out the decommissioning work, YA has identified increases in the scope of soil remediation and certain other remediation required to meet environmental standards beyond the levels assumed in the 2003 Estimate.  On November 23, 2005, YA submitted a filing to the FERC for revisions to its Rate Schedules to revise the level of collections to recover the costs of completing the decommissioning of YA's retired nuclear generating plant (the 2005 Estimate).  The schedule for the completion of physical work will need to extend until the end of August 2006 and the costs of completing decommissioning will be approximately $63 million greater than the estimate that formed the basis of the 2003 FERC settlement.  Based on this allocation increase, ComElectric is obligated to pay $1.6 million to the decommissioning of YA.  Most of the cost increase relates to decommissioning expenditures that will be made during 2006, followed by a significant reduction in those charges during the years 2007 through 2010.  On January 31, 2006, the FERC issued an order accepting the rates for filing, effective February 1, 2006, subject to hearing and refund.  The FERC ordered the hearing held in abeyance pending the outcome of settlement procedures.  NSTAR Electric cannot predict the timing or the ultimate outcome of these settlement discussions.  The parties to these negotiations subsequently reached a settlement

("Settlement Agreement") that was filed with the FERC on May 1, 2006.  The Settlement Agreement extends the collection period to 2014 but revises the schedule of decommissioning charges to reflect a reduction of $28.2 million compared to the 2005 estimate based on a modification to the contingency assumption.  Based on this allocation decrease, ComElectric's obligation is reduced by $0.7 million.  The Settlement Agreement was approved by the FERC on July 31, 2006.

The decommissioning trust for which ComElectric is responsible through its equity ownership is established pursuant to Federal regulations.  The investment of decommissioning funds that have been established, are managed in accordance with these federal guidelines, state jurisdictions and with the applicable Internal Revenue Service requirements.  Some of the requirements state that these investments be managed independently by a prudent fund manager and that funds are to be invested in conservative, minimum risk investment securities.  Any gains or losses are anticipated to be refunded to or collected from customers, respectively.

2.  Regulatory and Legal Matters

a.  Regulatory matters

Electric distribution companies in Massachusetts have been required to obtain and resell power to retail customers through basic service for those who choose not to buy energy from a competitive energy supplier.  Basic service rates are reset every six months (every three months for large commercial and industrial customers).  The price of basic service is intended to reflect the average competitive market price for power.

On December 30, 2005, the MDTE approved a multi-year rate Settlement Agreement between NSTAR, the AG and several intervenors, for adjustments to NSTAR Electric's transition and distribution rates effective January 1, 2006 and May 1, 2006, respectively.  Effective May 1, 2006, NSTAR Electric increased its distribution rates with an offsetting decrease in transition rates.  Beginning January 1, 2007, the Settlement Agreement establishes annual inflation-adjusted distribution rate increases that are offset by decreases in transition rates through 2012.  The Settlement Agreement also permits NSTAR Electric to recover incremental costs relating to certain safety and reliability projects through an adjustment to distribution rates.

On September 29, 2006, NSTAR Electric, including ComElectric, filed its 2006 Distribution Rate Adjustment/Reconciliation Filing with the MDTE that supports the proposed establishment of new distribution and transition rates to become effective January 1, 2007.  This filing implements the provisions of the Settlement Agreement approved by the MDTE on December 30, 2005 that provides for an annual adjustment to distribution rates.  For 2007, as further discussed below, NSTAR Electric's distribution rates will include elements of a Simplified Incentive Plan (SIP) and the Capital Projects Scheduling List (CPSL) program that require an offsetting adjustment to the transition rate.

Specifically, the Settlement Agreement establishes a performance-based SIP that factors in the gross domestic product price index minus a productivity factor.  For 2007, the current filing anticipates an inflation-adjusted SIP factor of a 2.64% increase in distribution rates.  The CPSL program anticipates NSTAR Electric to spend not less than $10 million in 2006 on capital additions and incremental operation and maintenance expense related to specific projects designed to improve reliability and safety including projects related to ComElectric.  For 2007, the CPSL cost recovery is estimated to be $12.6 million.  The total of the SIP and the CPSL will result in higher total distribution rates of 4.3%, with a corresponding reduction in transition rates.

In December 2005, ComElectric filed proposed transition rate adjustments for 2006, including a preliminary reconciliation of transition, transmission, standard offer and default service costs and revenues through 2005.  The MDTE subsequently approved tariffs for the Company effective January 1, 2006.  Updated reconciliations to reflect final 2005 costs and revenues were filed during the second quarter for ComElectric.

On October 19, 2005, the MDTE approved a settlement agreement between ComElectric and the AG to resolve issues relating to the reconciliation of transition, standard offer and basic service costs for 2003 and 2004.  This settlement agreement had no material effect on ComElectric's consolidated results of operations, cash flows and financial condition.

On March 24, 2006, the MDTE approved a second settlement relating to ComElectric's reconciliation of transmission costs and revenues.  ComElectric will refund to its customers $6 million in 2007.

b.  Regulatory proceedings - FERC

NSTAR's rate Settlement Agreement of December 30, 2005 approved by the MDTE anticipates the transfer of the net assets, structured as a merger, of NSTAR's subsidiary companies of Cambridge Electric, ComElectric and Canal Electric to Boston Edison.  The transfer of net assets is contingent upon obtaining final approval from the MDTE and the FERC.  If ultimately approved, Boston Edison will be renamed "NSTAR Electric Company."  NSTAR began the approval process and filed a specific merger plan to provide for the net asset transfer with the MDTE and the FERC on May 26, 2006 and anticipates separate orders in the fourth quarter of 2006.  On October 20, 2006, the FERC conditionally approved the merger.  ComElectric is reviewing the effect this approval may have on its transmission tariffs and has filed a request for clarification with the FERC, requesting a response from the FERC prior to the end of November.  It is further anticipated that the merger will be executed in January 2007.

ComElectric filed proposed changes to its Open Access Transmission Tariff (OATT) with the FERC on March 30, 2005 to provide for consistent application of the OATT.  The new tariffs became effective on June 1, 2005; however, the FERC set certain rate-related issues raised in the proceeding for hearing.  Settlement discussions with the AG, the sole additional intervenor, are ongoing.  ComElectric cannot predict the timing or ultimate resolution of this proceeding.

On October 31, 2006, the FERC authorized for the participating New England Transmission Owners, including ComElectric, an ROE of 10.7% from February 1, 2005 (the RTO effective date) through October 31, 2006, and an ROE of 11.4% going forward.  In addition, the FERC granted a 100 basis point incentive adder for investments made in new transmission facilities, that when combined with the FERC's approved ROEs, provide 11.7% and 12.4% returns for the respective time frames.  ComElectric's ratepayers will benefit as a result of this order because of the need to enhance the New England transmission grid to alleviate congestion costs and reliability issues.

c.  Locational Installed Capacity (LICAP)

After a lengthy hearing, a FERC-appointed Administrative Law Judge issued an Initial Decision on June 15, 2005 approving an ISO (Independent System Operator) - New England plan to implement LICAP.  LICAP is an administrative mechanism designed to compensate wholesale generators for their locational capacity value based on a price-quantity curve.  The FERC did not immediately affirm the Initial Decision, but allowed additional oral argument and delayed implementation to no earlier than October 2006.  In response to language in the Energy Policy Act of 2005 requesting the FERC to "carefully consider States' objections" to LICAP, the FERC, on October 21, 2005, ordered settlement procedures to "develop an alternative to LICAP."  A contested Settlement was filed on January 31, 2006 and approved by the FERC in a June 16, 2006 Order and is expected to provide significant savings to ComElectric's customers relative to the costs associated with the LICAP model approved in the initial decision.  The order adopted the Forward Capacity Market (FCM) based on Forward Capacity Auctions (FCA) as a replacement to LICAP.

ComElectric supports the FCM concept, but opposed, on several grounds, the Order in a July 17, 2006 filing that requested a rehearing, together with the AG and other load representatives.  Some of the aspects of the Order that ComElectric objected to, on behalf of its customers, include the payment of incentive rates to existing generators, an expensive transition payment mechanism and the failure to terminate Reliability Must Run agreements coincident with the initiation of transition payments.

Unless the FERC reverses its decision, the FCM will begin on June 1, 2010 and establishes the FCAs which are auctions designed to procure capacity three or more years ahead of time with a one-year commitment period.  The FCM includes a locational mechanism to establish separate zones for capacity when transmission constraints are found to exist.  The FCM allows load-serving entities such as ComElectric to self-supply through contracted resources to meet its capacity obligations without participating in the FCAs.  The settlement also provides for a transition period from December 1, 2006 through June 1, 2010 during which time fixed payments will be made to generators at rates established in the agreement.  The impact to rates for ComElectric's customers during the transition period will be approximately 0.8 to 1.1 cents per kilowatt hour.  ComElectric cannot anticipate the precise changes resulting from the FCAs due to their competitive nature, but expects all costs incurred to be fully recoverable.

d.  Legal Matters

In the normal course of its business, ComElectric is involved in certain legal matters, including civil litigation.  Management is unable to fully determine a range of reasonably possible court-ordered damages, settlement amounts, and related litigation costs ("legal liabilities") that would be in excess of amounts accrued and amounts covered by insurance.  Based on the information currently available, ComElectric does not believe that it is probable that any such legal liabilities will have a material impact on its financial position.  However, it is reasonably possible that additional legal liabilities that may result from changes in circumstances could have a material impact on its results of operations, cash flows and financial condition for a reporting period.